Exhibit 10.1
SECOND AMENDMENT

TO

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT is made as of the 1st day of June 2011 by and between Novelos Therapeutics, Inc., a Delaware corporation, with executive offices in Newton, Massachusetts (the “Company”), and Harry S. Palmin of Boston, Massachusetts (the “Executive”).

WITNESSETH

WHEREAS, the Company and the Executive are parties to an Employment Agreement made as of January 31, 2006 and First Amendment made as of December 31, 2008 (together the “Employment Agreement,” a copy of which is attached hereto as Exhibit A) pursuant to which the Executive has served as President, Chief Executive Officer and a Director of the Company; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive agree as follows:

1. Term of Employment.  Any contrary provision of the Employment Agreement notwithstanding, on and after the date hereof, the Executive’s employment shall be “at will.”  Any termination of employment either by the Company or by the Executive shall be effected upon delivery of written notice to the other party at least thirty (30) days prior to the date of termination, whether such termination would be characterized as “For Cause”, “Without Cause” or “For Good Reason”.

2. Payments upon Termination.  Upon termination of employment, Executive shall be entitled to receive an amount equal to the sum of (a) base salary or other compensation through the date of termination, plus (b) the Executive’s pro rata share (based on the portion of the fiscal year during which the Executive was employed) of the average of the annual bonus paid during the two fiscal years preceding the termination of employment.

3. Option Acceleration and Exercise.  Fifty percent (50%) of the Executive’s unvested options shall vest upon termination of employment and all vested options held by the Executive shall remain exercisable for a period ending on the first anniversary of the date of termination.

4. Non-Competition.  The obligation of the Executive to refrain from engaging in business activity in competition with the business of the Company as set out in clause (a) of Section 10 of the Employment Agreement shall be deemed waived as of the date of termination of employment and of no force and effect unless the Company at its option delivers written notice to the Executive, not later than ten (10) days prior to such date of termination, electing that such obligation of the Executive survive for a period of one year from the termination of employment (the “Noncompete Period”) on condition that the Company pay to the Executive the installments of base salary payable under the Employment Agreement in such amounts and at such time as if the Executive had continued to be employed by the Company throughout the Noncompete Period.

5. Construction; Survival.  All capitalized terms used and not defined herein shall have the same meaning as in the Employment Agreement, unless the context otherwise requires.  Except as may be modified expressly in this Amendment, the Employment Agreement remains in full force and effect.

IN WITNESS WHEREOF, this Amendment to Employment Agreement has been executed by the Company, by its duly authorized signatory, and by the Executive, as of the date first above written.

NOVELOS THERAPEUTICS, INC.

By:	/s/ Stephen A. Hill
Name:	Stephen A. Hill
Title:	Chairman of the Board of Directors

EXECUTIVE:

/s/ Harry Palmin
Harry Palmin

Exhibit A

[included as Exhibit 99.1 to Form 8-K filed with the Securities Exchange Commission on February 6, 2006]